Exhibit 99.5

POSTER P1788

Effect of fluticasone furoate (FF)/vilanterol (VI) once daily on risk of severe exacerbations in asthma

Bateman ED(1), O’Byrne PM(2), Busse WW(3), Lötvall J(4), Bleecker ER(5), Andersen L(6), Frith L(7), Lim J(7), Jacques L(8), Woodcock A(9)

(1)Department of Medicine, University of Cape Town, Cape Town, South Africa; (2)Michael G DeGroote School of Medicine, McMaster University, Hamilton, Canada; (3)Department of Medicine, University of Wisconsin, Madison, WI, USA; (4)Krefting Research Centre, University of Gothenburg, Gothenburg, Sweden; (5)Center for Genomics and Personalized Medicine, Wake Forest University Health Sciences, Winston-Salem, NC, USA; (6)Respiratory Medicines Development Centre, GlaxoSmithKline, Research Triangle Park, NC, USA; (7)Quantitative Sciences Division, GlaxoSmithKline, London, UK; (8)Respiratory Medicines Development Centre, GlaxoSmithKline, Uxbridge, UK; (9)School of Translational Medicine, University of Manchester, Manchester, UK

INTRODUCTION

•                  The addition of LABA to ICS in twice-daily combination regimens has been shown to significantly improve pulmonary function and reduce the risk of exacerbations relative to ICS alone.(1),(2)

•                  FF and VI are, respectively, a novel ICS and LABA in development for once-daily combination therapy in asthma and COPD.

OBJECTIVES

•                  To assess the risk of severe asthma exacerbations with once-daily FF/VI 100/25mcg compared with once-daily FF 100mcg in patients >12 years of age with asthma uncontrolled on ICS.

METHODS

•                  Phase III, randomised, multi-centre, double-blind, parallel-group study of variable duration (>24–76 weeks).

•                  End of study was when 330 patients experienced an on-treatment severe asthma exacerbation

•             a deterioration of asthma requiring use of systemic corticosteroids for >3 days or inpatient hospitalisation or emergency room visit due to asthma, with use of systemic corticosteroids.(3)

•                  Eligible patients had history of asthma for >1yr prior to screening and >1 asthma exacerbation requiring systemic corticosteroids and/or hospital/emergency room visit in the previous year.

•                  Patients received one of the following treatments for a minimum of 24 weeks up to 76 weeks after a 2-week run-in period

•             FF/VI 100/25mcg once daily in the evening via novel dry powder inhaler (nDPI)

•             FF 100mcg once-daily in the evening via nDPI.

•                  An interim analysis for safety and efficacy was carried out by an independent data monitoring committee, after around half of the designated number of patients experienced an on-treatment severe asthma exacerbation.

RESULTS

Study population and demographics (Table 1)

•                  Of 2668 patients screened, 2020 were randomised, 2019 received at least one dose of study medication (intent-to-treat [ITT] population) and 1748 completed the study (FF/VI: 88%; FF: 85%).

Table 1. Patient demographics and baseline characteristics (ITT population)

	FF/VI 100/25mcg	FF 100mcg	Total
	(N=1009)	(N=1010)	(N=2019)
Age, years	41.1 (17.10)	42.3 (16.82)	41.7 (16.96)
Female sex, n (%)	661 (66)	689 (68)	1350 (67)
Screening pre-bronchodilator FEV1 , L	2.144 (0.6091)	2.101 (0.6090)	2.108 (0.6090)
Screening % predicted FEV1	68.8 (10.62)	69.0 (10.41)	68.9 (10.52)
Screening % reversibility FEV1	24.4 (12.71)	24.3 (12.10)	24.4 (12.41)

Values are mean (SD) unless otherwise stated

•                  583 (58%) of patients in the FF/VI group and 567 (56%) in the FF group received study treatment for >52 weeks.

Efficacy

•                  The time to first severe asthma exacerbation (primary endpoint) was significantly delayed with FF/VI vs. FF (hazard ratio [HR] 0.795 [95% CI: 0.642, 0.985]; interim adjusted p=0.036); a 20% risk reduction (Fig. 1).

•                  Annualised rate of severe asthma exacerbations (secondary endpoint) was significantly lower with FF/VI (0.14/yr) vs. FF (0.19/yr) (p=0.014); a 25% (95% CI: 5, 40) rate reduction.

Figure 1. Time to first severe asthma exacerbation, cumulative incidence (ITT population)

CI = confidence interval

Note: Cox Proportional Hazards Model with covariates of baseline disease severity (baseline FEV1), sex, age, region, and treatment

•                  186 (18%) of patients receiving FF experienced >1 severe asthma exacerbation during the treatment period compared with 154 (15%) receiving FF/VI. Total exacerbations: FF/VI 200, FF 271.

•                  Mean change from baseline in trough FEV1 (secondary endpoint) was significantly greater with FF/VI (ANCOVA p<0.001). Output of a repeated measures analysis of change from baseline in trough FEV1 is shown in Fig. 2.

Figure 2. Repeated measures analysis of change from baseline in trough FEV1 (ITT population)

LS = least squares; CI = confidence interval

Note: Each patient’s final FEV1 measurement (taken at the Week 76/end of study visit) was re-labelled according to that patient’s duration on treatment

Safety

•                  Incidence of AEs was similar between treatment groups (Table 2).

•                  AEs deemed treatment related: 7% both groups.

•                  Withdrawal due to AEs: 2% both groups.

•                  Incidence of serious AEs: FF/VI 4%, FF 3%. One SAE (tachyarrhythmia) in the FF/VI group and three (pleurisy, asthma, non-cardiac chest pain) in the FF group were deemed potentially treatment-related by the investigator.

•                  Three fatal AEs occurred: pneumonia, on-treatment (FF group), road traffic accident, on-treatment (FF/VI group), and metastatic lung cancer, post-treatment (FF group); none were deemed to be related to treatment or asthma.

•                  The proportion of patients hospitalised due to severe asthma exacerbations was low in both treatment groups (<1%).

Table 2. On-treatment AEs occurring in >5% of patients in either treatment group (ITT population)

Number (%) of patients
	FF/VI 100/25mcg	FF 100 mcg
AE (preferred term)	(N=1009)	(N=1010)
Any AE	636 (63)	652 (65)
Headache	188 (19)	179 (18)
Nasopharyngitis	155 (15)	131 (13)
Upper respiratory tract infection	73 (7)	93 (9)
Bronchitis	59 (6)	74 (7)
Cough	55 (5)	64 (6)
Oropharyngeal pain	41 (4)	55 (5)
Influenza	50 (5)	38 (4)

CONCLUSIONS

•                  The addition of VI to FF significantly reduced the risk of severe asthma exacerbations in a population uncontrolled on ICS and with a recent history of >1 exacerbations.

•                  The overall frequency of severe asthma exacerbations in both treatment groups was low compared with those seen in other studies of ICS with or without LABA.

•                  FF/VI improved lung function, as measured by trough FEV1, relative to FF and had a similar safety profile with no increased risk of serious asthma-related events.

REFERENCES

(1) O’Byrne PM, et al. Chest 2008;134:1192–9.

(2) Shapiro G, et al. Am J Respir Crit Care Med 2000;16:527–34.

(3) Reddel HK, et al. Am J Respir Crit Care Med 2009;180:59–99.

ACKNOWLEDGEMENTS

•                  The presenting author, ED Bateman, declares the following real or perceived statements of interest during the last 3 years in relation to this presentation: EDB has received remuneration from GlaxoSmithKline for consulting, participation in advisory boards, and lectures. His institution has received funds for participation as a centre in clinical trials sponsored by GlaxoSmithKline.

•                  This study was funded by GlaxoSmithKline; GSK Study Code HZA106837, ClinicalTrials.gov NCT01086384.

•                  Editorial support (in the form of writing assistance, assembling tables and figures, collating author comments, grammatical editing and referencing) was provided by Ian Grieve at Gardiner-Caldwell Communications and was funded by GlaxoSmithKline.

Presented at the European Respiratory Society Annual Congress 2012 Vienna, Austria, 1–5 September, 2012